Exhibit 99.1
UNITED AMERICAN PETROLEUM PROVIDES UPDATE ON ITS DRILLING DEVELOPMENT PLAN

Austin, TX—April 15, 2011 – United American Petroleum Corp. (OTC Markets: UAPC) would like to provide an update on its drilling development program for its Bastrop County, Texas operations. The Company’s Gabriel Rosser Project consists of two strategic phases. Phase 1, drill new proposed locations and begin initial pressurization of existing wells and Phase 2, continue development of undeveloped acreage on the Gabriel lease, which from geophysics indicates an undeveloped serpentine mound to the east of the existing Gabriel wells.

The Gabriel Rosser Project is a serpentine development and re-pressurization operation consisting of two mounds, on adjacent acreage; the Gabriel and Rosser lease. Phase 1 consists of new development drilling in the Gabriel mound and secondary pressurization of a developed Rosser serpentine mound. The Company will continue to produce its Rosser #4 well and will equip the Gabriel #9 well for immediate production. Upon completion, the Company will drill the Gabriel #16 well, an offset and replacement well, to the Gabriel #4 oil well. The expected initial production is estimated to be approximately 100 to 200 BOPD and 50 to 100 MCFGPD. United is currently in the process of obtaining a permit to drill the Gabriel #16 well.

The Gabriel #4 well initially produced at 426 BOPD from a 102 ft. thick serpentine section. The total depth for the new well should be approximately 3,180 ft. and United expects serpentine sections of 150 to 170 ft. thick. The Gabriel #16 location had high surface geochemical hydrocarbon readings of 68 ppm (parts per million). Currently, Gabriel #4 has 400 psi on casing, and 1,400 ft. of oil in casing above perforations at 3,050 ft. However, the Gabriel #4 has water encroachment from the Austin Chalk perforations below the serpentine and the Company will need to isolate the water to optimize production from this well. Current surface casing pressure is 400 psi, which is all natural gas.

In February 2010, oil was found in the Gabriel #4 well at a depth of 1,320 ft., or 1,700 ft. above the perforations. As oil is produced from the new Gabriel #16 well, gas released from the oil will be used to begin gas pressure maintenance on a portion of the mound complex. We believe an additional (2) wells could be drilled near the Gabriel #4 and #16 locations.

United will need to hook up a compressor at the Rosser #2 well and begin pressurization of the Rosser mound. This secondary recovery gas injection produces from GAGD (gas assisted gravity drainage) and has proven to be effective.  This will begin to pressurize the Rosser mound and increase production in the existing Rosser #4 well once the squeeze has been completed. Upon completion, the Gabriel #17 will be drilled near the Gabriel #4 and Gabriel #16 locations. We believe an additional 2 to 3 wells could be drilled on the Rosser mound.

Phase 2 consists of expanding the undeveloped portion of the Gabriel lease.  A surface magnetometer survey was run over the Gabriel property. Serpentines traditionally have a strong magnetic signature and many mounds have been drilled solely from magnetometer surveys. The magnetometer indicated a magnetic buildup in approximately 160 acres of the Gabriel lease between the Gabriel #3 and Gabriel #4 wells.

Michael Carey, President of United American Petroleum said, “We are very enthused with the results of the project and tests to date. The completion techniques and utilization of the produced gas to re-pressurize the zone makes this project unique in the sense that we could actually reverse the traditional depletion curve and produce more hydrocarbons at an increasing rate as the zone re-pressurizes over time. With these techniques, coupled with the potential for additional drilling locations, we feel this will become a valuable asset to United as well as create a platform for utilization in other areas with similar geological parameters.”

For additional information regarding the Company’s operations, projects, management team and other valuable information, please visit the Company’s web site at www.unitedamericanpetroleum.com. To be placed on the Company’s master email list and receive future press releases, progress reports and developments, please send an email to unitedamericanpetroleum@grosscapital.com or contact Gross Capital, Inc. at (361) 949 – 4999.

About United American Petroleum Corp.

United American Petroleum Corp. is an independent exploration, development, acquisition, production, and operating company engaged in advanced exploration, drilling and completion techniques to explore for, produce and develop domestic oil and natural gas reserves.  The Company’s strategy centers on increasing shareholder value through actively pursuing and developing high-potential acquisitions for drilling and production while maintaining a prudently managed balance sheet.   The Company’s current projects are in Texas, however, additional acquisitions may encompass active plays throughout the United States.

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or “potential” reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.

Investor Contact

Gross Capital, Inc.
Barry Gross
361-949-4999
unitedamericanpetroleum@grosscapital.com